Exhibit 99.1

Blue Holdings, Inc. Reports Fourth Quarter and Fiscal 2006 Year-End Financial Results


COMMERCE, California - March 30, 2007--Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans, apparel and accessories, today announced financial results for the fourth quarter and year ended December 31, 2006.

Net sales for the year ended December 31, 2006 increased 36.0% to $48.9 million compared to $36.4 million in 2005. The increase in net sales was due to the strong demand for the Company's brands in the US and internationally.

Larry Jacobs, Chief Financial Officer of Blue Holdings, Inc., said, "During the fourth quarter of 2006, the Company performed a review of its inventory and determined that certain raw material and finished goods inventory needed to be adjusted to net realizable value due to changes in the market. As such the Company wrote off or reserved approximately $5.4 million of inventory as well as an additional $0.5 million of receivables deemed as uncollectible. In addition, the Company determined that it would provide valuation allowances against its long term deferred tax asset, resulting in a charge of approximately $1.4 million. These adjustments resulted in a total negative impact of $7.3 million and caused the Company to incur a loss in the fourth quarter and year ended 2006."

As a result of these accounting adjustments, net loss for the year was approximately $4.8 million, or $(0.18) per basic and diluted share based on 26.1 million shares outstanding, compared to net income of approximately $5.1 million, or $0.20 per basic and diluted share on 25.7 million weighted average shares outstanding for the same period last year.

"Putting aside our inventory and other adjustments, 2006 was a year of many positive accomplishments for Blue Holdings," said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. "We grew to almost $50 million in revenues and launched two new important lifestyle brands - Faith and Life and Death - which are beginning to see wide acceptance. Additionally the Antik collections and Taverniti So have evolved and found their place in the market."

Mr. Guez, continued, "With the recent addition of Scott Drake as President of Sales and Chief Operating Officer, and with Larry Jacobs as Chief Financial Officer, we have strengthened our management team significantly. Furthermore, we have recently transitioned our production to a full package solution which we believe will greatly improve our profitability. We are confident the recent changes we have instituted, along with our brand momentum, positions Blue Holdings for a strong and profitable 2007."

Mr. Jacobs added, "It is important to note that after having made the adjustments discussed we feel comfortable with our inventory and liquidity position. We also now expect to recover in excess of $3 million in taxes previously paid due to changes in our financial statements."

Year Ended December 31, 2006

Gross profit for the year ended December 31, 2006 decreased to $13.1 million compared to $18.0 million for the year ended December 31, 2005. Gross margin decreased to approximately 26.7% for the year ended December 31, 2006 from 49.4% for the year earlier. The significant decrease in gross margin is largely attributable to the inventory adjustment taken in the fourth quarter.

Net loss for the year was approximately $4.8 million, or $(0.18) per basic and diluted share based on 26.1 million shares outstanding, compared to net income of approximately $5.1 million, or $0.20 per basic and diluted share on 25.7 million weighted average shares outstanding for the same period last year.

As of December 31, 2006, Cash and equivalents were approximately $0.1 million and approximately $9.0 million of factored and house accounts receivable. Inventory was approximately $5.4 million.

Fourth Quarter Ended December 31, 2006
Blue Holdings had negative gross profit of $4.7 million, or (64)% of net sales in the fourth quarter of 2006 compared to gross profit of $5.7 million, or 49% of net sales in the prior year period.

Operating expenses were $3.9 million a 4.8% decrease compared with the $4.1 million reported in the fourth quarter of 2005. Operating expenses as a percentage of sales increased to 53% compared with 35% in the fourth quarter of 2005. The percentage increase was due to lower sales volume.

Net loss for the fourth quarter of 2006 was approximately $6.7 million, compared to net income of $1.3 million, in the prior year period. The decrease was due to all the factors discussed surrounding lower sales, production issues on the third quarter that impacted the fourth quarter and the write downs of a significant amount of inventory and receivables.

Mr. Jacobs added, "We have initiated a series of corrective actions to improve Blue Holdings' operating performance and enter 2007 with signs of progress underway. I am very optimistic about our first quarter results. Our new management team is focused on the fundamentals of cost control and is committed to making sustainable profitability its top priority. We believe that the issues encountered in 2006 are predominantly behind us and that we have laid a strong foundation from which to see continued top-line growth and a return to profitability."

Conference Call

The Company will host a conference call to discuss its fourth quarter and fiscal 2006 year-end results today, March 30, 2007, at 4:30 p.m. Eastern Standard Time.

To participate in the conference call, investors should dial 800-811-8845 ten minutes prior to the scheduled start time. International callers should dial 913-981-4905. For those investors unable to participate in the live call, a replay will be available beginning day, March 30, 2007 at 7:30 p.m. ET, through Day, April 12, 2007 at midnight ET. To access the replay, dial 888-203-1112 (passcode: 9746473). International callers should dial 719-457-0820.

The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.earnings.com and at www.blueholdings.com. For those who are not available to listen to the live broadcast, the call will be archived.

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "Faith" brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children's styles. Antik Denim, Yanuk, Taverniti So, Life and Death and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings' products, the introduction of new products, Blue Holdings' ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings' liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


Contact:
Blue Holdings, Inc.
Larry Jacobs, CFO 323-725-5555
Larry.jacobs@blueholdings.com

Integrated Corporate Relations
310-954-1100
Andrew Greenebaum

or
Patricia Dolmatsky
pdolmatsky@icrinc.com


                           Financial tables to follow

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                           December 31, 2006 and 2005

ASSETS
                                                                                      2006             2005
Current assets:
   Cash                                                                           $    109,031     $   228,127
   Due from factor, net of reserves of $178,801 and $96,849, respectively            1,366,588         693,474
   Accounts receivable, net of reserves of $901,941 and $484,421, respectively:
   - Purchased by factor with recourse                                               7,662,198       4,287,163
   - Others                                                                             19,312           2,504
   Inventories, net of reserves of $1,742,893 and $0, respectively                   5,394,006       9,925,162
   Due from related parties                                                                 --          15,974

Income taxes receivable                                                              2,030,919              --
   Deferred income taxes                                                             2,488,082         492,574
   Prepaid expenses and other current assets                                           396,810         351,919
                                                                                  ------------     -----------
      Total current assets                                                          19,466,946      15,996,897

   Deferred income taxes                                                                    --       1,671,135
Property and equipment, less accumulated depreciation                                1,611,171         198,927
                                                                                  ------------     -----------
Total assets                                                                      $ 21,078,117     $17,866,959
                                                                                  ============     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Bank overdraft                                                                 $    266,788     $   616,020
   Accounts payable                                                                  2,820,024       2,911,598
   Short-term borrowings                                                            10,026,814       4,583,936
   Due to related parties                                                              710,153         372,311
   Advances from majority shareholder                                                1,876,991          96,875
   Income taxes payable                                                                     --         650,468
   Accrued expenses and other current liabilities                                    2,133,932         599,166
                                                                                  ------------     -----------
      Total current liabilities                                                     17,834,702       9,830,374
                                                                                  ------------     -----------

Stockholders' equity:
   Common stock $0.001 par value,
    75,000,000 shares authorized,
    26,057,200 shares issued and outstanding                                            26,057          26,057
   Additional paid-in capital                                                        4,964,091       4,996,752
   Retained earnings                                                                (1,746,733)      3,013,776
                                                                                  ------------     -----------
      Total stockholders' equity                                                     3,243,415       8,036,585
                                                                                  ------------     -----------
Total liabilities and stockholders' equity                                        $ 21,078,117     $17,866,959
                                                                                  ============     ===========

       BLUE HOLDINGS INC. (FORMERLY KNOWN AS MARINE JET TECHNOLOGY CORP.)
                                AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


                                                                   2006             2005
                                                               ------------    ------------
Net sales                                                      $ 48,996,375    $ 36,365,205

Cost of goods sold                                               35,921,394      18,384,869
                                                               ------------    ------------

Gross profit                                                     13,074,981      17,980,336

Selling, distribution & administrative expenses                  17,082,936      10,490,023
                                                               ------------    ------------

Income (loss) before other expenses and
provision for income taxes                                       (4,007,955)      7,490,313
                                                               ------------    ------------

Other expenses:

Interest expense                                                    993,814         122,434

Expenses relating to abandoned acquisition of Long Rap, Inc.        437,010              --

Expenses relating to exchange transaction                                --         527,617
                                                               ------------    ------------

Total other expenses                                              1,430,824         650,051

Income (loss) before provision for income taxes                  (5,438,779)      6,840,262

Provision (benefit) for income taxes                               (678,270)      1,700,651
                                                               ------------    ------------

Net income (loss)                                              $ (4,760,509)   $  5,139,611
                                                               ============    ============

Net income (loss) per common share, basic and diluted          $      (0.18)   $       0.20
                                                               ============    ============

Weighted average shares outstanding, basic and diluted           26,057,200      25,698,539
                                                               ------------    ------------